ARTICLES OF ASSOCIATION of ELSTER GROUP SE

Note to investors: Only the German version of this document is legally binding on Elster Group SE. This English translation is provided to you as a courtesy for informational purposes only.

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CHAPTER I. GENERAL TERMS

1.	NAME, REGISTERED OFFICE AND FISCAL YEAR
1.1.	The company is a European public limited liability company (Societas Europaea) and is named Elster Group SE (the “Company”).
1.2.	The Company’s registered office is located in Essen, Germany.
1.3.	The Company’s fiscal year shall be the calendar year.

2.	CORPORATE PURPOSE

2.1.	The Company’s corporate purpose (Unternehmensgegenstand) is the management of a group of companies and the administration of participations, in particular, of companies that (i) develop, manufacture, assemble and/or distribute electricity, gas and water meters and regulation, control and safety products; (ii) develop and provide related communications and network systems, controls and software; (iii) provide services related to the foregoing; and (iv) provide any related products or services. The corporate purpose of the Company shall include the administration of such companies, their integration under common management and the provision of assistance, advice and services to them. The Company may also be active directly in the aforementioned business areas.
2.2.	The Company may not engage in any banking or other financial services activities that are subject to licensing requirements.
2.3.	The Company may engage in all transactions and implement all measures that are related to its corporate purpose or that appear to directly or indirectly further its corporate purpose. To this end, the Company may establish branches in Germany or abroad and establish or acquire other companies or interests in other companies and manage them or restrict itself to the administration of its investment. The Company may place all or part of its business operations into affiliated companies and shall be entitled to enter into company agreements (Unternehmensverträge).

3.	PUBLICATIONS

Publications concerning the Company shall be made in the German Electronic Federal Gazette (elektronischer Bundesanzeiger), unless otherwise required by applicable law, and shall also be made in the media and in the manner prescribed by other law, regulation or securities exchange rule applicable to the Company. Information intended for the holders of any securities of the Company that are listed on a securities exchange may also be transmitted by remote electronic data transmission as permitted by law.

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CHAPTER II. SHARE CAPITAL AND SHARES

4.	SHARE CAPITAL
4.1.	The Company’s issued share capital is equal to EUR 28,220,041.00
4.2.	The Company’s issued share capital is divided into 28,220,041 ordinary shares with a nominal value of EUR 1.00 per ordinary share (the “Ordinary Shares”).
4.3.	The Managing Directors are authorized to increase the Company’s share capital in an amount of up to EUR 12,000,000.00 by issuing new ordinary shares with a nominal value of EUR 1.00 per share against contributions in cash or in kind (or a combination thereof), in one or more tranches, on or before September 30, 2015 with the approval of the administrative board of the Company (the “Administrative Board”) (Authorized Capital 2010).

In the case of contributions in cash, each shareholder shall have the preemptive right to subscribe for new shares to be issued by the Company in proportion to the number of shares he or she holds in the Company’s existing share capital. One or more financial institutions may subscribe for the new shares on the condition that such institutions must then offer the new shares to shareholders for purchase (i.e., indirect subscription rights). Notwithstanding the foregoing, the Managing Directors are authorized, with the approval of the Administrative Board, to exclude the preemptive rights of the shareholders:

a)	to the extent necessary to grant holders of subscription warrants attached to bonds or convertible bonds issued by the Company or any company in which Elster Group SE has a direct or indirect majority holding (each a “Group Company” and collectively the “Group Companies”) preemptive rights to new shares to the extent that these holders would be entitled to such rights after exercising their option or conversion rights;

b)	pursuant to Article 5 Regulation (EC) No. 2157/2001 (the “SE-Reg.”) in connection with Section 186(3) sentence 4 of the Stock Corporation Act if (i) the issue price of the new shares is not considerably less than the stock exchange price, and (ii) the shares issued with the exclusion from preemptive rights pursuant to Article 5 SE-Reg. in connection with Section 186(3) sentence 4 of the Stock Corporation Act represent ten percent or less of the Company’s existing share capital on the date on which this authorization takes effect and on the date on which it is exercised. This limit of ten percent of the Company’s existing share capital is to include shares issued or sold during the period of this authorization with the exclusion of preemptive rights under direct or indirect application of Article 5 SE-Reg. in connection with Section 186(3) sentence 4 of the Stock Corporation Act, or issued or to be issued to service convertible bonds or bonds with subscription warrants attached if the bonds are issued with the exclusion of preemptive rights pursuant to Article 5 SE-Reg. in connection with Section 186(3) sentence 4 of the Stock Corporation Act after this authorization takes effect. The stock exchange price within the meaning of this part b) shall also be the price of one of the Company’s American Depositary Shares (each an “ADS”) on the New York Stock Exchange divided by the number of shares of the Company represented by one ADS; or

c)	to the extent necessary to avoid balancing out fractional amounts.

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The Managing Directors may also exclude the preemptive rights of the existing shareholders with the approval of the Administrative Board in the event that new shares are issued against contributions in kind.

Furthermore, the Managing Directors may determine, with the approval of the Administrative Board, the additional rights of the shares and the conditions of the share issuance.

4.4.	The share capital of the Company is conditionally increased by up to EUR 7,000,000.00 by issuing of up to 7,000,000 new ordinary shares with a nominal value of EUR 1.00 per share (Conditional Capital 2010). The conditional capital increase shall only be carried out so far as

a)	the holders of convertible bonds or subscription warrants attached to bonds to be issued on or before September 30, 2015 by the Company or by any of its Group Companies, in accordance with the authorization of the Shareholders’ Meeting on September 30, 2010, exercise their conversion or option rights and no other form of performance is used to service these rights; or

b)	the holders of convertible bonds to be issued on or before September 30, 2015 by the Company or by any of its Group Companies, in accordance with the authorization of the Shareholders’ Meeting on September 30, 2010 having conversion obligations under the convertible bonds, fulfill their obligation to convert.

The new shares are entitled to a dividend from the beginning of the fiscal year in which they are issued upon exercise of conversion rights and/or option rights or by the fulfillment of conversion obligations. The Managing Directors are authorized to determine, with the approval of the Administrative Board, the further details of the conditional capital increase.

4.5.	In the event of a capital increase, the allocation of profits in relation to new shares may be determined in derogation of Section 60 of the Stock Corporation Act.

5.	SHARES

5.1.	The shares of the Company are registered shares (Namensaktien).

5.2.	Shareholders shall not be entitled to individual share certificates or dividend coupons unless applicable law or regulation or the rules of any stock exchange on which the shares are admitted to trading otherwise require. The Company may issue share certificates representing individual shares (i.e., single shares) or several shares (i.e., global shares). The Administrative Board shall determine the form of share certificates and any dividend and renewal coupons.

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CHAPTER III. CORPORATE GOVERNANCE SYSTEM

6.	CORPORATE GOVERNANCE SYSTEM
6.1.	The Company shall have a single-tier corporate governance structure.
6.2.	The Company’s corporate bodies shall consist of the general meeting of shareholders (the “Shareholders’ Meeting”), the Administrative Board and the Managing Directors.

CHAPTER IV. THE ADMINISTRATIVE BOARD

7.	COMPOSITION OF THE ADMINISTRATIVE BOARD
7.1.	The Administrative Board shall have a minimum of five and a maximum of ten members (each a “Board Member” and, collectively, the “Board Members”) who are appointed by the Shareholders’ Meeting.
7.2.	Board Members who do not serve as Managing Directors of the Company (the “Non-Managing Board Members”) shall at all times constitute a majority of the Administrative Board.
7.3.	The term of office of each Board Member shall expire at the conclusion of the Shareholders’ Meeting discharging him or her from responsibility (Entlastung) for the third fiscal year following the commencement of his or her term of office (not including the fiscal year in which the term of office commences); the Shareholders’ Meeting when appointing Board Members may determine a shorter term of office. Board Members may be reappointed.
7.4.	A Board Member may be removed from office at any time without cause by a resolution of the Shareholders’ Meeting adopted with a three-quarters majority of the votes cast, coupled with a resolution, also adopted by a three-quarters majority of the votes cast, to the effect that the shareholders have no confidence in the suitability of the Board Member to continue in office.
7.5.	A Board Member (including a substitute Board Member) may resign from office for any reason upon giving one month’s notice to the Administrative Board.
7.6.	The Shareholders’ Meeting may appoint a substitute Board Member (Ersatzmitglied) with respect to each regular Board Member to replace the regular Board Member in the event he or she ceases to be a Board Member prior to the expiration of his or her term. The term of such substitute Board Member shall expire when the Shareholders’ Meeting elects a successor for the Board Member that has left his or her office or, if earlier, when the term of office of the Board Member that has left his or her office would have been expired.
8.	CHAIRMAN AND DEPUTY CHAIRMAN
8.1.	The Administrative Board shall elect, in a meeting that is chaired by the oldest member of the Administrative Board present, from among its Non-Managing Board Members a chairman (the “Chairman”) and a deputy chairman (the “Deputy Chairman”) for the duration of their respective term of office as Board Members. The Board Member receiving a majority of the votes cast with respect to each position shall be elected. If no candidate receives a majority of the votes cast, then the Administrative Board shall hold a second election. If no candidate receives a majority of the votes cast during the second election, the Administrative Board shall hold a third election in which the candidate who receives the most votes shall be elected.

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8.2.	In the event that the Chairman or the Deputy Chairman leaves office prior to the expiration of his or her term, the Administrative Board shall, without undue delay, elect a new Chairman or Deputy Chairman, as the case may be, for the remainder of the term of the former Chairman or Deputy Chairman. Section 8.1 shall apply mutatis mutandis.
8.3.	The Deputy Chairman shall exercise all the rights and obligations of the Chairman at any time when the Chairman is prevented (verhindert) from doing so.
9.	RESPONSIBILITIES OF THE ADMINISTRATIVE BOARD AND ITS RELATIONSHIP WITH THE MANAGING DIRECTORS
9.1.	The Administrative Board shall direct the business of the Company, establish the general principles for its activities and supervise their implementation. The Administrative Board shall conduct its business in accordance with applicable law, these Articles of Association and its rules of procedure.
9.2.	The Administrative Board shall supervise the Managing Directors. The Managing Directors shall therefore provide the Administrative Board with regular, prompt and comprehensive updates of all material developments and any other issues, including with respect to strategy, planning, business development, risk and risk management, that arise in the course of the Company’s operations. The Administrative Board shall establish rules of procedure for the Managing Directors.
9.3.	The Administrative Board shall establish its own rules of procedure.
9.4.	The Administrative Board is authorized to amend these Articles of Association without conducting a shareholder vote if such amendment merely affects the wording.
10.	MEETING AND VOTING
10.1.	The Chairman shall convene Administrative Board meetings as often as the business of the Company requires and at a minimum once each calendar quarter.
10.2.	The Chairman shall call Administrative Board meetings in writing, by fax or email and give at least two weeks’ notice of the date, time, place and preliminary agenda for the meeting. In urgent cases or if a meeting is called pursuant to Section 10.3, the Chairman may reduce the notice period as necessary and/or call the meeting orally or by telephone.
10.3.	Any Board Member may, upon stating the purpose and the reasons for a meeting, demand that the Chairman convene an Administrative Board meeting without undue delay. The meeting must take place within two weeks from the date on which the meeting has been called. In the event that the Chairman does not convene a meeting in response to this demand, the Board Member may convene an Administrative Board meeting him or herself by providing the other Board Members with an agenda and an explanation of the reasons giving rise to the demand for a meeting and by observing the notice requirements in Article 10.2.

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10.4.	An item that has been included on the agenda for an Administrative Board meeting but not announced with sufficient notice may not be the subject of a resolution in the meeting unless no Board Member objects and any absent Board Member is given the opportunity to cast his or her vote in writing or by fax or email within an appropriate period of time, which shall be determined by the Chairman.
10.5.	Administrative Board resolutions shall generally be adopted in meetings. Board Members may, with the approval of the Chairman, participate in Administrative Board meetings by video or telephone conference or similar means of communication that enable all of the Board Members to hear each other; Board Members participating through any of these media shall be deemed present. A Board Member who does not participate in an Administrative Board meeting may be represented by submitting his or her written vote on resolutions considered at the meeting through another Board Member (a vote transmitted by fax or email being deemed a written vote). In the event that a meeting is not held to vote on an Administrative Board resolution, the Chairman may provide that the resolution be adopted in writing, by fax, by email, by telephone, by using other forms of communication or by a combination of the foregoing. The Chairman shall confirm in written form all resolutions adopted outside of meetings and forward copies of such resolutions to all Board Members.
10.6.	The participation of at least half of the Board Members in the vote on an Administrative Board resolution shall constitute a quorum for that resolution, provided that notice has been given to each Board Member or each Board Member has been requested to vote on a resolution in the event that a meeting is not held. A Board Member who indicates his or her abstention from voting shall be considered to have participated in the vote for purposes of determining a quorum. If a quorum is not reached in an Administrative Board meeting, a new meeting with the same agenda shall be called, and such meeting shall be quorate if at least three members, of which the majority are Non-Managing Board Members participate in the vote at the reconvened meeting.
10.7.	Unless these Articles of Association provide otherwise, Administrative Board resolutions are adopted by a majority of the votes cast and the votes cast shall not include abstentions from voting. In the event that a vote results in a tie, the vote of the Chairman, or the Deputy Chairman in the event that the Chairman is prevented (verhindert) to vote on the resolution, shall be decisive.
10.8.	Resolutions of the Administrative Board on the basis of authority delegated to it by the Shareholders’ Meeting in connection with the creation of authorized and conditional share capital, the issuance of convertible bonds or bonds with subscription warrants attached, and the acquisition or use of treasury shares by the Company, including, in each case, the authority to exclude preemptive rights in connection with and the determination of all details to implement the foregoing, are adopted by a majority of three quarters of the votes cast.
10.9.	The Administrative Board may adopt, in its rules of procedure, additional rules with respect to Administrative Board meetings and resolutions.

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11.	ADMINISTRATIVE BOARD COMMITTEES
11.1.	The Administrative Board may establish committees from among its members to consider particular matters and to supervise the implementation of its resolutions, in particular it is authorized to form an audit and compliance committee, a nomination and corporate governance committee and a compensation committee.
11.2.	The Administrative Board may delegate, to the extent permitted by law, its decision-making authority to any of its committees as long as the committee consists of at least three Board Members of whom a majority are Non-Managing Board Members. If a committee does not meet this requirement, it may nevertheless hold meetings and adopt resolutions, but its resolutions shall be advisory only and must be ratified by the Administrative Board in a duly adopted resolution.
11.3.	The Administrative Board shall appoint the members of each committee and designate the chairman of such committee by resolution of the Administrative Board. The vote of the committee chairman shall be decisive in the event that a committee vote results in a tie.
11.4.	Further details shall be governed by the rules of procedure of the committees which will be adopted by the Administrative Board.
12.	TRANSACTIONS REQUIRING ADMINISTRATIVE BOARD CONSENT
12.1.	The Managing Directors shall take the following actions only with the prior approval of the Administrative Board, which approval must include that of a majority of the Non-Managing Board Members participating in the vote (including abstentions):
12.1.1.	the acceptance of the overall business plan and annual budget of the Company and its subsidiaries;
12.1.2.	the incurrence of indebtedness in excess of EUR 20,000,000.00 or granting of any security interest in that amount in any individual transaction or series of related transactions by the Company or any subsidiary;
12.1.3.	the entry into, termination of, amendment of or waiver under any contract (including employment contracts) or other arrangement between (i) the Company or any subsidiary and (ii) any Board Member or any person or legal entity that is affiliated with or otherwise closely connected to a Board Member;
12.1.4.	the acquisition or disposal of a company, a business, assets or real estate with a value in excess of EUR 20,000,000.00 in any individual transaction or series of related transactions by the Company or any subsidiary, unless contained in an annual budget approved pursuant to Section 12.1.1. above; and
12.1.5.	the entering into capital expenditure commitments in excess of amounts contained in an annual budget approved pursuant to Section 12.1.1. above, if that commitment exceeds EUR 5,000,000.00 in any individual case or exceeds EUR 10,000,000.00 in total.
12.2.	The Administrative Board may condition further actions on receiving the prior approval of the Administrative Board, which approval must include that of a majority of the Non-Managing Board Members participating in the vote (including abstentions).

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13.	BOARD MEMBERS’ REMUNERATION
13.1.	Each Board Member shall be entitled to a fixed annual remuneration in the amount of US-$ 125,000.00 (“Base Annual Remuneration”).
13.2.	The Base Annual Remuneration for the Chairman of the Administrative Board shall be increased by an additional fixed annual amount of US-$ 75,000.00 and the Base Annual Remuneration for each chairman of a committee of the Administrative Board shall be increased by an additional fixed annual amount of US-$ 15,000.00.
13.3.	The Base Annual Remuneration shall be payable in each fiscal year of the Company in four equal quarterly installments. Payment of each installment will be effected within 15 days after expiration of the respective quarter.
13.4.	To align the remuneration of the Board Members also with the long-term performance of the Company, each Board Member shall be entitled to an additional fixed annual remuneration (“Deferred Annual Remuneration”) in the amount of US-$ 75,000.00 which shall be payable upon the termination of the Shareholders’ Meeting at which the unconsolidated financial statements of the Company for the fiscal year in question are presented or which resolves on the approval of the unconsolidated financial statements. The Deferred Annual Remuneration shall be paid to a financial institution – to be designated by the Company – with the instruction to acquire ADS of the Company in the market on behalf of the respective Board Member using the Deferred Annual Remuneration in full, to hold these ADS on a blocked securities account (gesperrtes Wertpapierkonto) as custodian for the respective Board Member, and to release the ADS to the respective Board Member only after a four year blocking period following the date of the Shareholders’ Meeting after which the relevant ADS were acquired, has expired. The custodian shall transfer any fractional amounts of the Deferred Annual Remuneration remaining after the acquisition of ADS to the individual Board Member.
13.5.	Any Board Member who only served on the Administrative Board for part of the relevant fiscal year shall only receive one-twelfth of the Base Annual Remuneration and Deferred Annual Remuneration, respectively, for each full month of service during that year. If a Board Member also serves as a Managing Director, such Board Member shall not receive any compensation for his or her Administrative Board position in addition to the compensation he or she is owed under his or her service contract as a Managing Director.
13.6.	A Board Member shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection with his or her duties as a Board Member and any value added tax levied on the remuneration or on the expenses.
13.7.	The Company shall indemnify a Board Member from and against any liabilities arising out of or in connection with his or her service as Board Member of the Company provided that the indemnity does not apply if and to the extent that the Company has a corresponding damage claim against the Board Member with respect to the circumstances giving rise to such liabilities under Sections 39 of the German SE Implementation Act in connection with 93 of the German Stock Corporation Act.
13.8.	The Company shall cover the cost of directors’ and officers’ insurance for each Board Member to ensure that he or she is insured against any liability arising from his or her service on the Administrative Board to the extent legally permissible.

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CHAPTER V. THE MANAGING DIRECTORS

14.	MANAGING DIRECTORS
14.1.	The Administrative Board shall appoint one or more Managing Directors. The Administrative Board may confer upon one of these Managing Directors the title as chief executive officer (the “CEO”).
14.2.	Resolutions of the Managing Directors shall be adopted by a majority vote of the Managing Directors unless applicable law or the Managing Directors’ rules of procedure provide otherwise.
14.3.	The Managing Directors shall conduct the business of the Company in accordance with applicable law, these Articles of Association and the Managing Directors’ rules of procedure.
14.4.	Managing Directors may be removed from office at any time by an Administrative Board resolution adopted with a majority of the votes cast, which majority must include a majority of the Non-Managing Board Members participating in the vote (including abstentions), coupled with an Administrative Board resolution, also adopted by a majority of the votes cast, which majority must include again a majority of the Non-Managing Board Members participating in the vote (including abstentions), to the effect that the Administrative Board has no confidence in the suitability of the Managing Director to continue in office.
14.5.	The Company shall indemnify a Managing Director from and against any liabilities arising out of or in connection with his or her service as Managing Director of the Company provided that the indemnity does not apply if and to the extent that the Company has a corresponding damage claim against the Managing Director with respect to the circumstances giving rise to such liabilities under Sections 40(8) of the German SE Implementation Act in connection with 93 of the Stock Corporation Act.
15.	PROXY
15.1.	The Company is represented by two Managing Directors acting together or by a single Managing Director acting together with a holder of a special power of attorney (Prokurist). If only one Managing Director has been appointed, such Managing Director shall represent the Company acting alone. The Administrative Board may grant individual Managing Directors the authority to represent the Company acting alone and exempt any Managing Director from the limitations of Section 181 of the German Civil Code to the extent legally permissible.
15.2.	When conducting business with a Managing Director, the Company shall be represented by the Administrative Board.

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 CHAPTER VI. THE SHAREHOLDERS’ MEETING

16.	ORDINARY AND EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING
16.1.	A Shareholders’ Meeting shall be held within the first six months of each fiscal year. The agenda for the Shareholders’ Meeting shall normally include the discharge (Entlastung) of the Board Members and Managing Directors, the allocation of the Company’s profits, if any, and the election of the Company’s auditor.
16.2.	An extraordinary Shareholders’ Meeting shall be convened whenever such a meeting is required by law or is in the Company’s interest.
17.	LOCATION AND CONVOCATION
17.1.	The Administrative Board shall convene the Shareholders’ Meeting. The Shareholders’ Meeting shall be held at the Company’s registered office or any other German city with a population exceeding 100,000 inhabitants. For the preparation and execution of resolutions of the Shareholders’ Meeting, Section 83 of the Stock Corporation Act shall apply by analogy; the Administrative Board may delegate any duties related thereto to the Managing Directors.
17.2.	Unless a shorter period is permitted by law, the Shareholders’ Meeting shall be convened at least thirty calendar days (excluding the day on which the meeting is called) before the last day on which the Company must receive the notice of the shareholders that they intend to attend the Shareholders’ Meeting.
18.	CONDITIONS FOR PARTICIPATING AND EXERCISING VOTING RIGHTS
18.1.	Shareholders shall be entitled to participate in the Shareholders’ Meeting and exercise their voting right if they are registered in the share register and have given timely prior notice of their intention to attend the meeting. The notice by a shareholder of his or her intention to attend a Shareholders’ Meeting must be received by the Company at least six days before the meeting (excluding the day on which the notice is received by the Company and the day of the meeting) or a shorter period if determined by the Administrative Board in the notice of the Shareholders’ Meeting. Details regarding this registration process, including the address to which a shareholder’s intention to attend must be sent, shall be included in the notice of the Shareholders’ Meeting.
19.	PROCEDURE FOR THE SHAREHOLDERS’ MEETING
19.1.	The Chairman shall chair the Shareholders’ Meeting (the “Meeting Chairman”). If the Chairman is prevented to chair the meeting, the Deputy Chairman shall serve as the Meeting Chairman. If the Deputy Chairman is prevented to chair the meeting, the Administrative Board shall select an individual (other than Managing Directors or the notary recording the Shareholders’ Meeting) to serve as the Meeting Chairman.
19.2.	The Meeting Chairman may allow the Shareholders’ Meeting to be transmitted fully or partially in an audiovisual form, including via the Internet, provided that the notice of the Shareholders’ Meeting announces this transmission and specifies the form thereof.
19.3.	The Meeting Chairman shall reasonably set at the beginning, or during the course of, the Shareholders’ Meeting the schedule and order for the discussion, if any, of items on the agenda and any other speaking and question periods. The Meeting Chairman may address items on the agenda in an order different from that provided in the notice of the Shareholders’ Meeting. The Meeting Chairman may reasonably limit the portion of the meeting during which shareholders may speak and ask questions. In allotting time to individuals to speak or ask questions, the Meeting Chairman can take into account whether a shareholder has already spoken and any additional reasonable criteria. The Meeting Chairman shall also determine the procedures for voting.

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20.	VOTING RIGHTS
20.1.	Each share carries one vote.
20.2.	Shareholders’ Meeting resolutions shall be passed by a simple majority of votes cast, unless otherwise provided by these Articles of Association or mandatory law. A Shareholders’ Meeting resolution to amend these Articles of Association may be passed only by a majority of three-quarters of the votes cast. If applicable law requires that a particular Shareholders’ Meeting resolution be passed by a majority of the share capital in addition to a majority of votes cast, the resolution shall be passed by a simple majority of the share capital present or represented at the Shareholders’ Meeting, unless otherwise provided by these Articles of Association or applicable law.
20.3.	Shareholders representing in the aggregate at least five percent of the share capital may request that a Shareholders’ Meeting be called, provided that such request is in writing and describes the purpose of and justification for such meeting and provided further that any applicable conditions imposed by law are met. Shareholders representing in the aggregate at least five percent of the share capital or holding shares with an aggregate nominal value of at least EUR 500,000.00 may also request the addition of one or more items to the agenda of any Shareholders’ Meeting.
20.4.	Shareholders may engage representatives to exercise their voting rights on their behalf. Authorization of proxies, revocation of proxy authorization and proof of proxy authorization vis-à-vis the Company must be furnished in text form as defined in Section 126b of the German Civil Code. The details will be further specified by the Company in the notice of the Shareholders’ Meeting which may also provide a facility for proxies. The provisions of Section 135 of the Stock Corporation Act shall remain unaffected.
20.5.	The Administrative Board may permit shareholders to participate directly in a Shareholders’ Meeting without being present in person or represented by a proxy and to exercise some or all of their rights, in whole or in part, through electronic means. The Administrative Board shall determine the scope and the details of this procedure which must be communicated in the notice of the Shareholders’ Meeting.
20.6.	The Administrative Board may also permit shareholders to cast their votes in writing or by electronic means in lieu of participating in the Shareholders’ Meeting. The Administrative Board shall determine the details of this procedure which must be communicated in the notice of the Shareholders’ Meeting.
20.7.	The shareholders may waive all requirements and formalities regarding the convening of a Shareholders’ Meeting if all shareholders of the Company are present or represented in such meeting.

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CHAPTER VII. ANNUAL FINANCIAL ACCOUNTS, APPROPRIATION OF NET PROFIT

21.	ANNUAL FINANCIAL STATEMENTS
21.1.	The Managing Directors shall prepare each year the Company’s annual unconsolidated and – to the extent legally necessary – the Company’s annual report (Lagebericht), consolidated financial statements and the consolidated annual report (Konzernlagebericht) and promptly submit these to the Company’s auditor and the Administrative Board, together, in the case of the Administrative Board, with a proposal of the Managing Directors regarding the allocation of the Company’s annual net profit, if any, the Administrative Board shall recommend to the Shareholders’ Meeting. The Administrative Board shall review these materials.
22.	RESERVES
22.1.	The Administrative Board may allocate up to half of the Company’s annual profit (Jahresüberschuss) remaining after the deduction of (i) the amounts to be allocated to the legal reserves (gesetzliche Ruecklage) and (ii) any losses carried forward, to other profit reserves (andere Gewinnrücklagen), provided that following such allocation the other profit reserves will not exceed half of the Company’s share capital.
23.	ALLOCATION OF NET PROFIT
23.1.	The Shareholders’ Meeting shall adopt a resolution regarding the allocation of the Company’s annual net profit, if any, for that fiscal year.
23.2.	The Shareholders’ Meeting may adopt a resolution allocating the Company’s annual net profit to a distribution in kind in addition to, or in lieu of, a cash distribution.
23.3.	Upon the conclusion of a fiscal year, the Administrative Board may, within the scope of Section 59 of the Stock Corporation Act, distribute a dividend to the Company’s shareholders in advance of the Shareholders’ Meeting during which the Company’s annual net profit is to be allocated.

CHAPTER VIII. PLACE OF JURISDICTION

24.	PLACE OF JURISDICTION
24.1.	Exclusive place of jurisdiction for all disputes which may arise between (i) the Company and any of its corporate bodies, or (ii) the Company and individual members of its corporate bodies, including damage claims, shall be with German courts, unless German mandatory provisions provide otherwise.

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